Exhibit 15.1

1 April 2011	Our Ref: AOD/ec/M4237-H01577
The Board of Directors
Melco Crown Entertainment Limited
36th Floor
The Centrium
60 Wyndham Street
Central
Hong Kong
Dear Sirs
FORM 20-F
We consent to the reference to our firm under the heading “Board Practices”, the heading “Documents on Display” and the heading “Corporate Governance” in the Annual Report on Form 20-F of Melco Crown Entertainment Limited for the year ended 31 December 2010, which will be filed with the U.S. Securities and Exchange Commission (the “Commission”) on 1 April 2011 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under the Exchange Act, or the Rules and Regulations of the Commission thereunder.
Yours faithfully
/s/ Walkers
WALKERS